Exhibit 10.1

RENEWAL OF LOTTERY GAMING FACILITY MANAGEMENT CONTRACT

(Pursuant to the Kansas Expanded Lottery Act)

This RENEWAL OF LOTTERY GAMING FACILITY MANAGEMENT CONTRACT (“Agreement”) is for the management of a Lottery Gaming Facility, the business of which will be owned and operated by the Kansas Lottery, located in the Southwest Kansas Gaming Zone (“Southwest Zone”).

This Agreement is between the Kansas Lottery, which is acting on behalf of the State of Kansas in accordance with the Kansas Expanded Lottery Act, K.S.A. 74-8733 through 74-8773 and amendments thereto, and Butler National Service Corporation (“BNSC”) and BHCMC, LLC (“BHCMC”). BNSC and BHCMC shall be individually and collectively referred to as “Manager”, and Kansas Lottery, BNSC and BHCMC shall be collectively referred to as the “Parties”.

NOW THEREFORE, in consideration for the mutual promises and covenants between the parties, it is agreed that:

Certain Defined Terms. The capitalized terms listed below will have the following meanings. Any other capitalized terms not specifically defined in this Agreement will have the meanings attributed to them in the Kansas Lottery Act, the Kansas Expanded Lottery Act, or the rules and regulations implementing those Acts, as the case may be, and as amended from time to time.

a)

“Ancillary Lottery Gaming Facility Operations” means additional non-lottery facility game products and services not owned and operated by the state which may be included in the overall development associated with the Lottery Gaming Facility. Such operations may include, but are not limited to, restaurants, hotels, motels, museums or entertainment facilities.

b)

“Application for Lottery Gaming Facility Manager” means the competitive proposal and all attachments submitted to the Kansas Lottery by Manager under the Kansas Expanded Lottery Act for the privilege of being designated the Lottery Gaming Facility Manager in the Southwest gaming zone.

c)	“Business Plan” means the document prepared by Manager and approved by the Executive Director, at least annually, setting out the management activities.

d)	“Commencement Date” means December 15, 2024.

e)	“Commission” means the Kansas Lottery Commission.

f)	“Effective Date” means December 15, 2019.

g)

“Electronic Gaming Machine” means any electronic, electromechanical, video or computerized device, contrivance or machine authorized by the Kansas Lottery which, upon insertion of cash, tokens, electronic cards or any consideration, is available to play, operate or simulate the play of a game authorized by the Kansas Lottery pursuant to the Kansas Expanded Lottery Act, including, but not limited to, bingo, poker, blackjack, keno and slot machines, and which may deliver or entitle the Player operating the machine to receive cash, tokens, merchandise or credits that may be redeemed for cash. Electronic Gaming Machines may use bill validators and may be single-position reel-type, single or multi-game video and single-position multi-game video electronic game, including, but not limited to, poker, blackjack and slot machines. Electronic Gaming Machines are one type of Lottery Facility Games.

h)	“Executive Director” means the executive director of the Kansas Lottery.

i)	“Fiscal Year” means the accounting year established for the Lottery Gaming Facility, which is currently from May 1 through April 30, and includes any partial (short) year.

j)

“Gray Machine” means any mechanical, electro-mechanical or electronic device, available to the public for play that is capable of being used for gambling, that is: (1) not authorized by the Kansas Lottery; (2) not linked to the lottery central computer system as required by the Kansas Expanded Lottery Act; or (3) capable of simulating a game played on an Electronic Gaming Machine or any similar gambling game authorized pursuant to the Kansas Expanded Lottery Act.

k)

“Kansas Expanded Lottery Act” or “KELA” means the provisions contained in K.S.A. Supp. 74-8733 through 74-8773 and amendments thereto which are or may become effective during the term of this Agreement.

l)	“Kansas Lottery” means the state agency created by the Kansas Lottery Act, K.S.A. 74-8701, et seq., as amended, to operate a lottery or lotteries pursuant to the Kansas Lottery Act or KELA.

m)

“Lottery Facility Games” means any Electronic Gaming Machines and any other games authorized, as of January 1, 2007, to be conducted or operated at a tribal gaming facility, as defined in K.S.A. 74-9802 and amendments thereto, located within the State of Kansas’ boundaries and are owned and operated by the Kansas Lottery.

n)

“Lottery Gaming Enterprise” means the entertainment enterprise and all facilities and operations associated therewith, including the Boot Hill Lottery Gaming Facility and Ancillary Lottery Gaming Facility Operations, as currently in existence and as may be further developed in Dodge City, Kansas known as the Boot Hill Casino and Resort

o)

“Lottery Gaming Facility” means that portion of the building used for the purposes of operating, managing and maintaining Lottery Facility Games, as depicted on the floor plan regularly updated by Manager and submitted to the Kansas Lottery as provided in paragraph 17 of this Agreement.

p)

“Lottery Gaming Facility Revenues” means the total revenues from the play of Lottery Facility Games operated at the Lottery Gaming Facility after all related Prizes are paid. This term does not include (i) money generated from Ancillary Lottery Gaming Facility Operations (in which the Kansas Lottery has no financial interest) even if the revenue is generated within the Lottery Gaming Facility or (ii) Promotional Credit(s).

q)	“Player” means a person who: (1) takes part in a Lottery Facility Game by paying consideration or using Promotional Credit for the chance of winning a Prize; and (2) is lawfully eligible to play a Lottery Facility Game under the Kansas Expanded Lottery Act or applicable rules and regulations.

r)

“Progressive Electronic Game” means a game played on one or more Electronic Gaming Machines for which at least one payoff increases uniformly as the game is played and the Prize is determined by application of a formula to the income of independent, local, or interlinked Electronic Gaming Machines.

s)

“Promotional Credit” means any non-cashable credit, coupon or voucher redeemable by a Player at a Lottery Gaming Facility for use in playing Lottery Facility Games that is provided to a Player by Manager on a discretionary basis for purposes of promoting the Lottery Gaming Facility in accordance with a promotional program approved by the Executive Director.

t)

“Promotional Item” means any non-cash, complimentary service or discount provided to a Player by Manager on a discretionary basis for purposes of promoting the Lottery Gaming Facility in accordance with a promotional program approved by the Executive Director.

u)

“Prize” means any money, cash, tokens, merchandise, or credits redeemable for cash or play in a Lottery Facility Game that a Player may be entitled to as an award for playing a Lottery Facility Game under the rules of that game. For any Electronic Gaming Machines offering progressive winnings to a Player based on the use of Electronic Gaming Machines in a Progressive Electronic Game, “Prize” also includes a percentage of every wager played on a Progressive Electronic Game that is contributed to a growing jackpot amount to a successful Player as an award for playing an Electronic Gaming Machine under the rules of that Progressive Electronic Game, but does not include the reset amount. “Prize” does not include any administrative fees or other expenses associated with an Electronic Gaming Machine’s acquisition, operation, maintenance or replacement that are not payable to a winning Player.

Date Agreement Becomes Binding. This Agreement will becomes binding and enforceable on the date it is executed by all of the Parties hereto, and effective on the Effective Date.

Term of Agreement. This Agreement will terminate fifteen (15) years after the Commencement Date or by operation of law, unless this Agreement is terminated earlier, renegotiated, or renewed, in accordance with the terms of the Kansas Expanded Lottery Act and amendments thereto.

Renewal Commencement Date. The Commencement Date is December 15, 2024. This deadline will be extended by the number of days determined by the Executive Director that Manager is unable to perform its responsibilities under this Agreement due to:

a)

Court order restricting the authority of the Commission or the Kansas Lottery to own and operate Lottery Facility Games at the Lottery Gaming Facility under the Kansas Expanded Lottery Act or under this Agreement, or enjoining Manager from performing under this Agreement;

b)	Any force majeure cause as provided in Paragraph 63; or

c)	Any other reason determined by the Executive Director in his sole discretion that adversely impacted Manager’s ability to perform.

Paragraph intentionally deleted.

Manager’s Representations and Warranties. Manager represents and warrants to the Kansas Lottery as follows:

a)	Manager is a corporation, duly organized, validly existing and in good standing under the laws of the State of Kansas, and is duly qualified to do business as such in Kansas.

b)

Manager has full power, authority, and legal right to perform and observe the provisions in this Agreement, the requirements imposed by the Kansas Expanded Lottery Act, the rules and regulations imposed by the Commission, and the rules and regulations imposed by the Kansas Racing and Gaming Commission.

c)

Subject to the condition that all approvals required by the Kansas Expanded Lottery Act are obtained, this Agreement constitutes a valid and binding obligation of Manager that is fully enforceable in accordance with its terms, and does not constitute a breach of, or default under, any other agreement to which Manager is a party or any of its assets are bound or affected.

d)

During this Agreement’s term, Manager will, at its own expense, keep in full force and effect its legal existence, rights and franchises required in order for it to observe all of this Agreement’s terms and conditions. Upon receiving any information or notice contrary to the representations contained in this subsection during this Agreement’s term, Manager must immediately notify the Executive Director in writing with full details regarding the same.

e)

Manager has acquired a lease of or full title or the ability acquire fee title to the premises on which the Lottery Gaming Facility is located, free and clear of any liens, encumbrances, covenants, charges, burdens or claims, except (i) those which do not materially and adversely affect the use by Manager of the premises as a Lottery Gaming Enterprise, and (ii) any secured liens directly related to the Lottery Gaming Enterprise, which will be disclosed to the Executive Director concurrently with Manager’s acquisition of the property or for which the Executive Director’s prior approval has been obtained.

f)

The Lottery Gaming Enterprise and the operations thereof at all times will conform in all material respects with all applicable zoning, planning, building, licensing, and environmental laws and regulations of governmental authorities (federal, state, or local) having jurisdiction over the Lottery Gaming Enterprise, including any amendments to such laws or regulations occurring after this Agreement’s execution. Such laws include, but are not limited to, the federal Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA Patriot Act of 2001, and amendments thereto. The Manager shall defend, indemnify and hold the Kansas Lottery and the State of Kansas and all employees of the Kansas Lottery and the State of Kansas harmless from any liability or expenses resulting from any failure by the Manager to comply with the provisions of this subsection (f).

g)

There is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body pending or, to the knowledge of the Manager, threatened against or affecting the Manager or its principals, and in which an adverse result would in any way diminish or adversely impact the Manager’s ability to fulfill its obligations under this Agreement. No revenue bonds, state tax abatement, local tax abatement, tax increment financing or similar financing has or will be used to finance or apply to any part of Manager’s Lottery Gaming Enterprise except as may be permitted under Kansas law.

h)

The Lottery Gaming Enterprise will comply in all material respects with all environmental laws and regulations, and, except in material compliance with environmental laws and regulations agrees that to the best of its knowledge (1) that no pollutants, contaminants, solid wastes, or toxic or hazardous substances will be stored, treated, generated, disposed of, or allowed to exist at the Lottery Gaming Facility or the location of any related Ancillary Lottery Gaming Facility Operations, except in compliance with all applicable laws; (2) Manager will take all reasonable and prudent steps to prevent an unlawful release of hazardous substances onto the Lottery Gaming Facility or the location of any related Ancillary Lottery Gaming Facility Operations or onto any other property; (3) that no asbestos will be incorporated into or disposed of on the Lottery Gaming Facility or the location of any related Ancillary Lottery Gaming Facility Operations; (4) that no underground storage tanks will be located on the Lottery Gaming Facility or the location of any related Ancillary Lottery Gaming Facility Operations, except as approved by the Executive Director; and (5) that no investigation, order, agreement, notice, demand or settlement with respect to any of the above is threatened, anticipated, or in existence with respect to the Lottery Gaming Facility or the location of any related Ancillary Lottery Gaming Facility Operations. Upon receiving any information or notice contrary to the representations contained in this subsection, Manager must immediately notify the Executive Director in writing with full details regarding the same. Manager and its principals have executed the Environmental Compliance Agreement attached hereto as Exhibit A. Manager incorporates Exhibit A by this reference and reaffirms each of the representations and obligations set forth therein as of the Commencement Date of this Agreement and agrees that its liability is extended and will survive for a period of three (3) years following the termination or expiration of this Agreement. Manager shall defend, indemnify and hold the Kansas Lottery and the State of Kansas harmless from any liability or expenses resulting from any failure by Manager to comply with the provisions of this subsection (h).

i)

Manager will provide to the Executive Director a certificate or certificates of insurance containing all of the insurance provision requirements provided in this Agreement as follows: The same risks and coverage related to the Lottery Gaming Facility Management Contract as Manager is required to have by contract at the time of signing this Agreement Each insurance policy obtained by Manager to comply with the insurance provision requirements must provide that if the insurance is canceled for any reason whatsoever, or the same is allowed to lapse or expire, or there be any reduction in amount, or any material change is made in the coverage, such cancellation, lapse, expiration, reduction or change shall not be effective as to the Kansas Lottery or the State of Kansas until at least thirty (30) days after receipt by the Executive Director of written notice by the insurer of such cancellation, lapse, expiration, reduction or change.

j)

Manager will comply with all requirements imposed by the Kansas Racing and Gaming Commission now or in the future for the oversight of all operations at the Lottery Gaming Facility including, but not limited to: oversight of internal controls; adherence to technical standards adopted by the Kansas Racing and Gaming Commission; oversight of security; performance of background investigations; determinations of qualifications and any required certifications, credentialing or licensing of Manager’s officers, directors, board members, employees, contractors and agents; auditing of Lottery Gaming Facility Revenues; maintenance and integrity of all Lottery Facility Games approved by the Executive Director for play at the Lottery Gaming Facility; maintenance of facility exclusion lists; player tracking, rewards, clubs, coupons or other incentive programs; oversight of progressive payout systems and programs; oversight of unclaimed winnings; or oversight of lost patron monies. Manager understands and agrees that failure to adhere to the Kansas Racing and Gaming Commission’s rules, regulations, or technical standards may result in the imposition of fines, or other sanctions or penalties against Manager. Upon receiving any information or notice claiming a violation of any requirement of the Kansas Racing and Gaming Commission or any other governmental entity with jurisdiction over gaming-related activities after the Effective Date, Manager must immediately notify the Executive Director in writing with full details regarding the same.

k)

Manager, at a minimum, meets the following criteria: (1) has sufficient access to financial resources to support the activities required of it by this Agreement and the Kansas Expanded Lottery Act; (2) is current in filing all applicable tax returns and in payment of all taxes, interest and penalties owed to the state of Kansas and any taxing subdivisions where the Manager is located in the state of Kansas, excluding items under formal appeal pursuant to applicable statutes; and (3) Manager or its principals, affiliates or officers have at least three consecutive years’ experience in the management of gaming which would be class III gaming, as defined in K.S.A. 46-2301, and amendments thereto, operated pursuant to state or federal law.

l)	Manager will comply with all applicable rules and regulations imposed now, or in the future, by the Kansas Lottery.

m)

Except as may be authorized by applicable law and confirmed in writing by the Executive Director, Manager will not own, lease, license, or control the rights to: (1) any software, hardware, computer chip, EPROMS (erasable, programmable, read-only memory), flash drives, CD-ROM or other computerized device required to operate the games available for play on the Lottery Facility Games, (2) any software, hardware, computer chip, EPROMS (erasable, programmable, read-only memory), flash drives, CD-ROM or other computerized device containing information regarding or affecting an Lottery Facility Game’s chance of winning, awarding of Prizes, or setting the consideration paid by a Player, such as the random number generator or payout tables; (3) any CPUs or other electronic components involved in the operation and calculation or display of game play (e.g., game controller electronics and components housing the game or system firmware program storage media or EPROMS); or (4) any communication controller electronics, and components housing the communication control program that is used for communicating financial data, program information and security events to the central computer authorized by the Executive Director for purposes of security, real-time monitoring and auditing, as well as ticket validation and any other system used that affects the integrity of the Lottery Facility Games made available at the Lottery Gaming Facility.

n)

Manager acknowledges and agrees the State of Kansas, acting through the Commission and the Kansas Lottery, pursuant to their statutory authority, has the sole right to own, lease and operate the Lottery Facility Games placed at the Lottery Gaming Facility and has the full, complete and ultimate ownership and operational control of the gaming operation of the Lottery Gaming Facility. Manager further acknowledges and agrees the Lottery explicitly retains the power to overrule any action of Manager affecting the gaming operation without prior notice and the Lottery retains full control over all decisions concerning Lottery Gaming Facility Games. No Gray Machines will be permitted at the Lottery Gaming Facility.

o)

Manager, on behalf of the Kansas Lottery, will be responsible at all times for processing payment of all Prizes and matters relating thereto, including the withholding of income taxes and reporting of Prizes in accordance with all applicable laws and regulations.

p)	Manager has a resolution of endorsement from the city commission where the Lottery Gaming Facility will be located, which is attached as Exhibit B which is incorporated herein by this reference.

q)	The undersigned is duly authorized to execute and deliver this Agreement on behalf of Manager.

The Kansas Lottery’s Representations and Warranties. The Kansas Lottery represents and warrants to Manager as follows:

a)

The Kansas Lottery is duly established under the Kansas Lottery Act and the Kansas Expanded Lottery Act, and has the power to enter into the transactions contemplated by this Agreement and to carry out its obligations. Based upon the representations of Manager as to the utilization of the Lottery Gaming Facility, the Kansas Lottery has the authority to take the actions contemplated by applicable statute.

b)	The Executive Director is duly authorized to execute and deliver this Agreement.

c)

Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any other contract to which the Commission or Kansas Lottery is a party or by which either is bound, or will constitute default under any of the foregoing.

Kansas Expanded Lottery Act Litigation. Manager acknowledges it enters into this Agreement with the understanding that the Kansas Expanded Lottery Act’s constitutionality under the Kansas Constitution, and/or the implementation of that Act by the Kansas Lottery or the Commission, may come under review by courts of competent jurisdiction from time to time during this Agreement’s term. The Kansas Lottery makes no warranty or representation, either express or implied, regarding the Kansas Expanded Lottery Act’s constitutionality or validity, or the implementation pursuant thereto. Manager agrees it will proceed with its responsibilities under this Agreement at its own risk as to the Kansas Expanded Lottery Act’s validity, or the validity of the implementation of that Act by any state agency; except that nothing in this sentence will be interpreted to restrict or to be prejudicial to any right Manager may have through litigation or other legal means to seek repayment of Manager’s privilege fee if the Kansas Expanded Lottery Act is declared unconstitutional. At the time of the execution of this Agreement, anything contained in this Agreement notwithstanding, the parties mutually represent and warrant, to the knowledge of either party, that there is no action, suit, proceeding, at law or in equity, before or by any court, public board or body, naming the Kansas Lottery as a party, arising out of or in connection with the Kansas Expanded Lottery Act.

Paragraph intentionally deleted.

Conditions Precedent to Continued Operation of Lottery Gaming Facility. In order to allow continued operation of the Lottery Gaming Facility, Manager must:

a)	Be in compliance with all statutory requirements imposed by the Kansas Expanded Lottery Act, as amended, for placing Lottery Facility Games at the Lottery Gaming Facility.

b)	Be in compliance with all rules and regulations, written policies, or written standards imposed by the Kansas Lottery Commission for placing Lottery Facility Games at the Lottery Gaming Facility.

c)

Be in compliance with all rules and regulations, licensing requirements, written policies, or written standards imposed by the Kansas Racing and Gaming Commission for placing Lottery Facility Games at the Lottery Gaming Facility.

d)

Have in an operational condition Manager’s portion of the central communication system specified by the Executive Director for the purposes of security, monitoring and auditing of Electronic Gaming Machines placed at the Lottery Gaming Facility.

Paragraph intentionally deleted.

Ancillary Lottery Gaming Facility Operations. At the same time that Manager and the Executive Director develop a proposed Business Plan for the Lottery Gaming Facility, Manager separately will provide the Executive Director with Manager’s anticipated changes to any Lottery Gaming Facilities Operations. Manager agrees not to conduct any Ancillary Lottery Gaming Facility Operations that the Executive Director determines in his sole discretion would: (a) result in an appearance that reflects adversely on the Kansas Lottery or the Kansas Lottery Commission as the owner and operator of the Lottery Facility Games; or (b) violate any regulatory standards or local zoning laws.

Lottery Gaming Enterprise Maintenance/Investment. In each Fiscal Year during the term of this Agreement the Manager shall spend not less than one-million dollars ($1,000,000.00) for capital improvements/investments related to the Lottery Gaming Enterprise to include facilities, IT needs, operation upgrades, Lottery Facility Games and upgrades, new systems and/or acquisition of new technologies, or other similar expenses approved by the Executive Director. If in any one year, Manager spends more than $1,000,000.00 as provided above, the amounts in excess of such sums spent by Manager shall be credited toward the required $1,000,000.00 expenditure for any subsequent years, to assure compliance with this paragraph. The maximum required expenditure is a total of $15,000,000 over the 15-year Agreement term.

Construction Related to Ancillary Lottery Gaming Facilities Operations. Manager has constructed at no expense to the Kansas Lottery the buildings and related improvements for its Ancillary Lottery Gaming Facility Operations substantially in accordance with Manager’s Application for Lottery Gaming Facility Manager and agreed revisions thereto.

Manager’s Construction-Related Responsibilities. Manager will be responsible for the management and construction of all aspects of construction-related activities concerning improvements to the Lottery Gaming Facility and the buildings and related improvements for its Ancillary Lottery Gaming Facility Operations. The responsibilities include, but are not necessarily limited to, the following:

a)	The direction of all construction activities;

b)	The direction and coordination of the performance of the architect, the other consultants and contractors;

c)	Causing all construction activities to be carried out in a good and workmanlike manner, all in substantial compliance with the Manager’s Application for Lottery Gaming Facility Manager;

d)

Preparing and maintaining the Lottery Gaming Facility to accommodate the central communication system as required by the Executive Director in accordance with the vendor contract for that central communication system, including installation of all specified power and communication services;

e)	Correcting or remedying or causing to be corrected or remedied, any violations of applicable law;

f)	Arranging for the preparation of all working drawings and specifications;

g)

Preparing or arranging for the preparation of all construction contracts and arranging for the preparation and execution of all other related documentation required in accordance with the development obligations undertaken by Manager;

h)

Securing financing, if necessary, including mortgage liens on the real property and improvements and liens on personal property, for the construction of the Lottery Gaming Facility or the building and improvements related to the Ancillary Gaming Facility Operations, including completing the necessary documentation therefor;

i)	Maintaining appropriate cost-accounting records in accordance with generally accepted accounting principles;

j)	Obtaining all necessary government approvals, consents, permits, and licenses;

k)	Providing legal support related to the development and construction responsibilities undertaken by Manager; and

l)	Ensuring all required insurance is maintained in force.

Exclusive Use of Lottery Gaming Facility. The Lottery Gaming Facility will be used exclusively for the playing of Lottery Facility Games owned and operated by the Kansas Lottery, and the ancillary management activities approved by the Executive Director, which may include beverage service, food service, and ATM facilities. Manager may not permit any other business activities within the Lottery Gaming Facility unless approved in writing by the Executive Director.

Approval of Manager’s Floor Plan. Prior to changing the floor Plan of the Lottery Gaming Facility, Manager must submit its proposed revised floor plan to the Executive Director for approval. This floor plan must show the location of all Lottery Facility Games, count rooms, cages and other equipment and facilities to be contained within the Lottery Gaming Facility. No material change affecting surveillance or security, or any other material aspect of operations may be made to the approved floor plan without the Executive Director’s prior written approval. Manager must perform its duties in accordance with the floor plan approved by the Executive Director, except to the extent necessary for Manager to implement pre-approved changes to the plan. The Executive Director, after consultation with Manager, will determine the location within the floor plan for each game, or type of game, to be offered to the public at the Lottery Gaming Facility.

Approval of Manager’s Surveillance Plan. Prior to changing the surveillance plan of the Lottery Gaming Facility, Manager must submit its proposed revised surveillance plan to the Executive Director for approval. This surveillance plan at a minimum must contain all items required by applicable rule and regulation. No material change to the approved surveillance plan may be made without the Executive Director’s prior written approval. Manager must perform its duties in accordance with the surveillance plan approved by the Executive Director, except to the extent necessary for Manager to implement pre-approved changes to the plan.

Approval of Manager’s Security Plan. Prior to changing the security plan for the Lottery Gaming Facility, Manager must submit its proposed revised plan, policies and procedures relating to security to the Executive Director for approval. This security plan at a minimum must contain all items required by applicable rule and regulation. No material change to the approved security plan may be made without the Executive Director’s prior written approval. Manager must perform its duties in accordance with the security plan approved by the Executive Director, except to the extent necessary for Manager to implement pre-approved changes to the plan.

Paragraph intentionally deleted.

Lottery Facility Game Ownership. Manager must purchase or lease, on behalf of the State of Kansas, for the Kansas Lottery all Lottery Facility Games, including all necessary equipment such as approved tables, felt, dice, cards, chips, layouts, or intellectual property rights as determined by the Executive Director. Manager has no authority under this Agreement to own, purchase or lease any Lottery Facility Games, except on behalf of the State of Kansas and through the Kansas Lottery. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Manager shall be entitled to all depreciation or amortization deductions related to the Lottery Facility Games, as may be allowed by law. The Executive Director, in consultation with Manager, will select the Lottery Facility Games to be offered for play at the Lottery Gaming Facility and determine the Prizes to be awarded for the play of such games. The Executive Director will determine and approve all rules of play and gaming policies that are applicable to the play of all Lottery Facility Games offered at the Lottery Gaming Facility. Subject to the prior approval of the Executive Director, Manager may purchase, lease, sell, transfer and trade-in the Lottery Facility Games at the Lottery Gaming Facility on behalf of the State of Kansas. Notwithstanding the foregoing, Manager may grant a security interest in all Lottery Facility Games arising in connection with the financing and/or lease of same. So long as Manager complies with its duties to the Kansas Lottery under this Agreement and the Kansas Expanded Lottery Act, the Kansas Lottery agrees that the Manager may manage the Lottery Gaming Facility and its investment in the Lottery Gaming Facility in a manner that maximizes its profitability.

Control Software Licensing and Ownership. The Kansas Lottery will be the licensee, owner and possessor of the right to use all control software and logic chips required to operate the games available on the Lottery Facility Games at the Lottery Gaming Facility. This includes: (a) any software, hardware, computer chip, EPROMS (erasable, programmable, read-only memory), flash drives, CD-ROM or other computerized device required to operate the games available for play on the Lottery Facility Games, (b) any software, hardware, computer chip, EPROMS (erasable, programmable, read-only memory), flash drives, CD-ROM or other computerized device containing information regarding or affecting a Lottery Facility Game’s chance of winning, awarding of prizes, or setting the consideration paid by a Player, such as the random number generator or payout tables; (c) CPUs and other electronic components involved in the operation and calculation or display of game play (e.g., game controller electronics and components housing the game or system firmware program storage media or EPROMS); or (d) communication controller electronics, and components housing the communication control program that is used for communicating financial data, program information and security events to the central computer authorized by the Executive Director for purposes of security, real-time monitoring and auditing, as well as ticket validation and any other system used that affects the integrity of the Lottery Facility Games made available to Players at the Lottery Gaming Facility. Manager will transfer to the Kansas Lottery any rights obtained by Manager to use all control software and logic chips required to operate the games available on the Lottery Facility Games available to Players at the Lottery Gaming Facility. The Executive Director must approve all agreements concerning software licensing and ownership affecting the Lottery Facility Games made available to Players at the Lottery Gaming Facility.

Daily Electronic Payment of Lottery Gaming Facility Revenues. Manager must pay all Lottery Gaming Facility Revenues daily to the Executive Director as provided by applicable regulation. Manager will make this payment electronically in accordance with the Executive Director’s written instructions, which will conform to necessary banking practices. These instructions may be changed from time to time in the Executive Director’s sole discretion with reasonable notice to Manager. The Executive Director, in consultation with Manager, will develop a process so that Manager may audit and reconcile Lottery Gaming Facility Revenues after the daily payments are made. Notwithstanding any other provision in this Agreement, Manager’s failure to make a daily electronic payment of Lottery Gaming Facility Revenues as required by this Agreement will be deemed an event of default unless the payment cannot be achieved due to the unavailability of bank services, force majeure events, or malfunctions in the central communications system not within Manager’s control in which case the payment must be made on the first succeeding day that such services are available or such events or malfunctions cease. Manager’s failure to comply with this paragraph will authorize the Executive Director in his sole discretion to immediately terminate this Agreement if Manager does not cure its failure within 24 hours of receiving written notice of Manager’s failure to comply, provided that Manager’s failure to make the required daily payment is not intentional.

Payment Obligation is Unconditional. Manager’s obligation to make the daily payments of all Lottery Gaming Facility Revenues required above is a general obligation of Manager and is absolute and unconditional irrespective of any defense or any rights of setoff, recoupment, or counterclaim Manager may otherwise have against the Commission, the Kansas Lottery, or any agency of the State of Kansas. Manager agrees it will not suspend, discontinue or abate any daily payment required above for any cause whatsoever including, without limiting the generality of the foregoing, failure of consideration, destruction of or damage to the Lottery Gaming Facility, commercial frustration of purpose, any change in the tax or other laws, any administrative rulings of or administrative actions by the State of Kansas or any political subdivision thereof, or any failure by any agency or entity acting on behalf of the State of Kansas to perform and observe any agreement, whether expressed or implied, or any duty, liability or obligation arising out of or in connection with this Agreement, or otherwise. Subject to the foregoing provisions, nothing contained in this paragraph shall be construed to release the Kansas Lottery from the performance of any of the agreements on its part contained in this Agreement or to affect Manager’s right to seek reimbursement or damages from the Kansas Lottery as provided in this Agreement. Manager must not grant, authorize or permit any interest to be given to anyone in the Lottery Gaming Facility Revenues generated at the Lottery Gaming Facility that are to be remitted daily to the State.

Setoff Right Against Manager. Any amounts owed to Manager under this Agreement are subject to set off by the state, municipalities, or certain others in accordance with K.S.A. 75-6201, et seq., and amendments thereto.

Total Compensation Paid to Lottery Gaming Facility Manager. As its sole compensation for the management services for the Lottery Gaming Facility as set out in this Agreement, Manager will be paid 71% of all the Lottery Gaming Facility Revenues generated at the Lottery Gaming Facility.

The Executive Director will direct this payment to Manager on a monthly basis on the fifth (5th) day of each month, if possible, but no later than the tenth (10th) day of the month (or on a more frequent basis as may be agreed to between the Executive Director and the Manager), in arrears, based on the previous month’s Lottery Gaming Facility Revenues after first deducting lottery system computer expenses. Manager may pledge, encumber or grant any interest in the compensation to be paid Manager, subject to the deductions and setoffs provided for in this Agreement. Manager may pledge, encumber or grant to its lender an interest in management services compensation under this Paragraph 26 and any other sums payable to the Manager hereunder. Upon request of Manager, the Executive Director will acknowledge and approve such pledge, encumbrance or grant, agree to make all such payments directly to its lender (or as otherwise directed by its lender) and agree and confirm to its lender such matters as are customary for financing of facilities of this type.”

Payments to Problem Gaming and Addictions Grant Fund and Local Governments. Pursuant to K.S.A. 2007 Supp. 74-8734(h)(13) and K.S.A. 2007 Supp. 74-8766(c), Manager acknowledges and agrees the Executive Director will cause two percent (2%) of Lottery Gaming Facility Revenues to be paid to the problem gaming and addictions grant fund established by K.S.A. 2006 Supp. 79-4805, and amendments thereto. Manager further acknowledges and agrees the Executive Director will cause 1.5% of Lottery Gaming Facility Revenues to be paid to Ford County, Kansas, and 1.5% of Lottery Gaming Facility Revenues to be paid to Dodge City, Kansas, as provided in the Kansas Expanded Lottery Act at K.S.A. 2007 Supp. 74-9734(h)(15)(A). It is hereby acknowledged and agreed that such payments shall not be paid from the compensation payable to Manager pursuant to paragraph 26.

Manager’s Payments for Kansas Lottery’s Expenses and Kansas Racing and Gaming Commission’s Costs for Oversight and Regulation. Manager must pay the expenses of the Kansas Lottery and the Kansas Racing and Gaming Commission, as follows:

a)

Manager’s share of the Kansas Lottery’s expenses directly attributable to Manager and the Kansas Lottery’s proportionate share of other expenses incurred for the implementation and operation of the Kansas Expanded Lottery Act and this Agreement will be paid in accordance with this sub-paragraph (a). Expenses incurred by the Kansas Lottery will be billed directly to Manager by the Kansas Lottery within thirty (30) days of the Commission’s approval of this Agreement and must be paid by Manager within thirty (30) days of billing. Thereafter, and prior to the Commencement Date, the Executive Director will bill Manager periodically for the Kansas Lottery’s expenses and Manager will pay such expenses within thirty (30) days of billing. After the Commencement Date, the Executive Director will deduct Manager’s share of Kansas Lottery expenses before making Manager’s monthly compensation payment as provided above in Paragraph 26. Manager’s share of Kansas Lottery expenses will be calculated by taking the costs incurred by the Kansas Lottery that are directly attributed to Manager and Manager’s Lottery Gaming Facility, plus the Kansas Lottery’s common expenses attributable to all racetrack and lottery gaming facility managers as a result of the Kansas Lottery’s activities pursuant to the Kansas Expanded Lottery Act, which common expenses will be divided equally among all managers.

b)

All costs incurred by the Kansas Racing and Gaming Commission for its oversight and regulation of Manager and the Lottery Gaming Facility in accordance with the requirements for calculating and paying such costs as determined by the executive director of the Kansas Racing and Gaming Commission.

c)

Manager’s share of the expenses incurred for the central computer system, which share will be based proportionately on Lottery Gaming Facility Revenues generated by the Electronic Gaming Machines placed at Manager’s Lottery Gaming Facility in comparison to the revenues generated by the Kansas Lottery at Racetrack Gaming Facilities and Lottery Gaming Facilities that are part of the central computer system.

Manager’s Maintenance Responsibilities. Manager must:

a)	Keep the Lottery Gaming Facility and all property and improvements associated with its Ancillary Lottery Gaming Facility Operations in good repair and in a reasonably safe condition;

b)

Make all necessary repairs and replacements to the Lottery Gaming Facility, including maintaining in an operational condition Manager’s portion of the central communication system as required by the Executive Director in accordance with the vendor contract for that central communication system, and all property and improvements associated with its Ancillary Lottery Gaming Facility Operations (whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen);

c)

Maintain the Lottery Gaming Facility and all property and improvements associated with its Ancillary Lottery Gaming Facility Operations in first class condition, ordinary wear and tear excepted, including, without limitation, interior and exterior cleaning, painting and decorating, plumbing, carpentry and such other items that may be commercially reasonable; and

d)	Manage the Lottery Gaming Facility and all of Ancillary Lottery Gaming Facility Operations in a sound, diligent, and prudent manner in accordance with this Agreement.

e)

Manager is required to expend not less than $9,600,000.00 between the effective date of the Third Amendment to the Management Contract and December 15, 2024 for expenditures related to the Lottery Gaming Enterprise. Attached hereto and marked as Exhibit H is a list of the proposed expenditures Manager agrees to make for the purpose of improving the Lottery Gaming Enterprise. It is understood that the Manager, subject to the approval of the Executive Director, shall have the right to substitute other expenditures in place of the expenditures reflected on Exhibit H. The requirement of this provision is a condition precedent to the commencement, validity and enforceability of the Agreement for the Boot Hill Casino and Resort, as authorized in paragraph 5 of the Lottery Gaming Facility Management Contract.

Prohibitions Applicable to the State. The Kansas Lottery, acting on behalf of the State of Kansas, agrees by entering into this Agreement that, until July 1, 2032:

a)

Neither the Kansas Lottery nor the State of Kansas will enter into a management contract for more than four (4) lottery gaming facilities or similar facilities in the four gaming zones outlined in the Kansas Expanded Lottery Act with one lottery gaming facility in each gaming zone;

b)

Neither the Kansas Lottery nor the State of Kansas will designate additional areas of the state where operation of Lottery Gaming Facilities or similar gaming facilities will be authorized, other than those set out in the Kansas Expanded Lottery Act; or

c)	Neither the Kansas Lottery nor the State of Kansas will operate an aggregate of more than 2,800 Electronic Gaming Machines at all parimutuel licensee locations.

The parties agree and acknowledge that the foregoing prohibitions, by Kansas statute, currently expire July 1, 2032 and from that date forward will be of no further force and effect even though the term of this Agreement extends beyond that date. The parties agree to amend the Contract in conformance to any amendment extending the term of these prohibitions under K.S.A. 74-8734(h)(19), or otherwise, which becomes the law of the State of Kansas, during the term of this Agreement.

State Payment for Breach. Manager will be entitled, as its sole monetary remedy, to payment in an amount equal to the actual privilege fee paid by Manager, plus interest on such amount, compounded annually at the rate of ten percent (10%), if the State of Kansas violates any provision in Paragraph 30 above prior to July 1, 2032. The parties acknowledge and agree that nothing in this paragraph will be interpreted to prevent or limit any rights Manager may have to seek specific performance or other equitable relief against the Kansas Lottery or the State of Kansas to enforce the prohibitions contained in Paragraph 30. Nothing in this paragraph will be deemed a waiver of the immunities and protections reserved to the State of Kansas under the Eleventh Amendment to the Constitution of the United States.

Executive Director’s On-Site Personnel. The Executive Director will appoint one or more persons to oversee on-site the Lottery Facility Games at the Lottery Gaming Facility and Manager’s performance under this Agreement. Such person(s) will report to the Executive Director, and have such authority as the Executive Director in writing may determine. Such person(s) will oversee operations, observe gaming activities, enforce gaming rules and policies, resolve disputes between Manager and Players, and perform such other tasks as directed by the Executive Director. All determinations made by such persons will be subject to review by the Executive Director, provided that Manager may act and rely upon written and verbal determinations made by the Executive Director’s on-site personnel until Manager receives written notice from the Executive Director amending or reversing any such determination.

Deactivation and Possession of Lottery Facility Games. Upon order of the Executive Director, any or all Lottery Facility Games located at the Lottery Gaming Facility will be subject to immediate deactivation and/or cessation of operation. At any time, the Executive Director will be entitled to physically secure or take possession of any or all Lottery Facility Games and any related equipment necessary to play such games.

Insurance Required. Manager must maintain or cause to be maintained insurance against such risks and for such amounts as are customarily insured against by businesses of like size and type paying, as the same become due and payable, all premiums in respect thereto, including, but not necessarily limited to:

a)

Insurance against loss or damage by fire, lightning, and other casualties, with a uniform standard extended coverage endorsement, such insurance to be in an amount not less than the full replacement value of the Lottery Gaming Facility, exclusive of excavations and foundations, as determined by a recognized appraiser or insurer selected by Manager or an amount not less than the maximum foreseeable loss, as determined by a property insurance carrier provided the policy provides a replacement cost endorsement up to the limit of the policy with customary and reasonable deductibles approved by the Executive Director; or as an alternative to the foregoing, Manager may insure the Lottery Gaming Facility under a blanket insurance policy or policies covering not only the Lottery Gaming Facility but other properties as well, provided a periodic appraisal is performed at intervals determined by the Executive Director and provided to the Executive Director.

b)

Workers' compensation insurance, disability benefits insurance, and each other form of insurance which Manager is required by law to provide, covering loss resulting from injury, sickness, disability or death of Manager’s employees who are located at or assigned to the Lottery Gaming Facility.

c)

Commercial General Liability Insurance against loss or losses from liabilities imposed by law or assumed in any written contract and arising from personal injury and death or damage to the property of others caused by any accident or occurrence, with limits of not less than $10,000,000 per accident or occurrence on account of personal injury, including death resulting there from, and $10,000,000 per accident or occurrence on account of damage to the property of others , excluding liability imposed upon Manager by any applicable worker's compensation law. These liability limits may be satisfied by any combination of primary and excess liability policies. The primary general liability insurance may have a self-insured retention and the excess liability policy may have a commercially-reasonable deductible, as determined by the Executive Director. These liability insurance requirements may be satisfied by blanket policies in the aggregate amount of not less than $10,000,000.

d)

Business interruption insurance against the perils enumerated in subparagraph (a) and in amounts determined by the Executive Director to be appropriate and commercially reasonable to protect both the Kansas Lottery’s and Manager’s financial interests in the revenue produced by the Lottery Gaming Facility.

e)	Employer’s practices liability coverage providing customary coverage for alleged violations of local, state or federal civil rights laws or ordinances, or employment discrimination laws.

f)

Employee Dishonesty Combination Crime coverage in amount sufficient to cover all employees employed by Manager who are, or may be, responsible for handling any Lottery Gaming Facility Revenues or other monies belonging to the Kansas Lottery that come under the Manager’s custody or control.

Additional Provisions Regarding Insurance. In addition to the above, Manager must ensure that:

a)

All insurance required in Paragraph 34 above names the Commission, the Kansas Lottery, and the State of Kansas as a named insured, or additional named insured. All insurance will be procured and maintained in financially sound and generally recognized responsible insurance companies selected by the Manager, but authorized to write such insurance in Kansas. Such insurance may be written with deductible or self-insured retentions approved by the Executive Director in amounts comparable to those on similar policies carried by other companies engaged in the gaming industry for facilities similar in size, character and other respects to the Lottery Gaming Facility. All policies evidencing such insurance must provide for (1) payment of the losses of the Commission, the Kansas Lottery, the State of Kansas, and the Manager as their respective interest may appear, and (2) at least thirty (30) days written notice of the cancellation thereof to the Executive Director and the Manager. Policies referred to in this subparagraph (a) must include both the Kansas Lottery and the Manager as loss payees as their interest may appear.

b)

All certificates of insurance from the insurers that such insurance is in force and effect, must be deposited with the Executive Director on or before the Effective Date. Prior to expiration of the policy evidenced by said certificates, Manager must furnish the Executive Director with evidence that the policy has been renewed or replaced or is no longer required by this Agreement. Copies of the actual insurance policies will be provided to the Executive Director promptly at his request.

c)

Within one hundred twenty (120) days after the end of each Fiscal Year, the Company must file with the Executive Director a certificate from the Manager to the effect that the insurance it maintains with respect to the Lottery Gaming Facility complies with this Agreement and that duplicate copies of all policies or certificates were filed with the Executive Director and are in full force and effect.

Kansas Lottery’s Right to Pay Insurance, Taxes, or Other Charges. If Manager fails (a) to pay any tax, assessment or other governmental charge required to be paid and not being formally contested by Manager in an appropriate forum with jurisdiction to hear such contests, or (b) to maintain any insurance required to be maintained, the Executive Director, in his discretion, and following written notice to Manager, may authorize the Kansas Lottery to make payment of such tax, assessment, or other governmental charge or the premium for such insurance. Manager will reimburse the Kansas Lottery for any amount so paid together with interest thereon from the date of payment at twelve percent (12%) per annum. The Kansas Lottery may set off such payments from any money otherwise due Manager.

Lottery Gaming Facility Damage, Destruction or Condemnation. If the Lottery Gaming Facility is damaged, destroyed or condemned (in whole or in part) at any time during the term of this Agreement, Manager must promptly replace, repair, rebuild, or restore the Lottery Gaming Facility to substantially the same condition and value as an operating entity as existed prior to such damage or destruction, with such changes, alterations and modifications as may be desired by Manager and approved by the Executive Director, and may use insurance or condemnation proceeds for all such purposes. Manager will have no obligation to rebuild the Lottery Gaming Facility if such damage, destruction or condemnation occurs within five (5) years of the end of this Agreement’s term. The Kansas Lottery will have no obligation to replace, repair, rebuild or restore the Lottery Gaming Facility.

Advertising, Marketing, and Promotion. Manager must use its commercially reasonable efforts to advertise, market, and promote the Lottery Gaming Facility in order to attract the public to the facility and maximize to the greatest extent possible Lottery Gaming Facility Revenues. Manager must comply with all applicable regulatory requirements imposed for such materials and activities. All advertising, marketing and promotion materials employed by Manager must be approved by the Executive Director prior to their first use. Manager agrees that such materials may be disapproved if the Executive Director determines in his sole discretion that such materials would reasonably be expected to offend a substantial number of people, or violate any regulatory standards applicable to such materials. In addition, Manager must make available to the public the odds of winning any prize or prizes for games played on all Lottery Facility Games offered at the Lottery Gaming Facility to the extent possible given the nature of such games and subject to the Executive Director’s approval. Advertising, marketing and promotion materials may include information regarding problem gambling as directed by the Executive Director.

Players’ Club. The Executive Director may institute a Player’s club or similar incentive or promotional program applicable to some or all Racetrack Gaming Facilities or Lottery Gaming Facilities owned and operated by the Kansas Lottery. If the Executive Director institutes a Player’s club, the Executive Director agrees that: (a) Manager will have no direct or indirect responsibility to fund such a program; (b) Manager will not be required to provide the Executive Director with any customer data under Manager’s control for purposes of a Player’s club instituted by the Executive Director; and (c) the Executive Director will not institute an incentive or awards programs in such Player’s club that is applicable to another Racetrack Gaming Facility or Lottery Gaming Facility without also making it available to Manager for use at the Lottery Gaming Facility. As to subparagraph (b), Manager acknowledges that nothing in subparagraph (b) will be read to restrict the Executive Director’s access to any customer data for regulatory, security, or auditing purposes; and the Executive Director agrees customer data provided by Manager will not be used for any Player’s club or similar incentive or promotion program instituted by the Executive Director. Nothing in this paragraph will be read to prevent Manager from instituting its own Player’s club or similar incentive or promotional program at the Lottery Gaming Facility provided that such club or program is authorized by the Executive Director. The Executive Director agrees Manager has the right to establish a Player’s club that awards to Players credits based on their play at the Lottery Gaming Facility, provided that such awards programs are approved by the Executive Director.

Players’ Tracking System. The Executive Director may institute a Players’ tracking system applicable to some or all Racetrack Gaming Facilities or Lottery Gaming Facilities owned and operated by the Kansas Lottery. Manager will administer such program at the Lottery Gaming Facility as the Executive Director may provide. Nothing in this paragraph will be read to prevent Manager from instituting its own Player’s tracking system at the Lottery Gaming Facility provided that such system is authorized by the Executive Director. Notwithstanding, Manager shall have no financial responsibility for any of the costs and expenses associated with the implementation and operation of a Player’s tracking system by the Executive Director.

Use of Trademarks, Service Marks, and Trade Names. Manager is authorized to employ any of the Kansas Lottery’s trademarks, trade names, and service marks in any advertising, marketing or promotion for the Lottery Gaming Facility or the Lottery Facility Games placed therein, subject to the Executive Director’s right to approve such advertising, marketing or promotion. Manager acknowledges it has no other right regarding the Kansas Lottery’s trademarks, service marks, and trade names. Manager will not be required to pay any royalty or other fee for this usage. In addition, the Executive Director may require Manager to place Kansas Lottery’s trademarks, trade names, or service marks at locations within the Lottery Gaming Facility as designated by the Executive Director in order to identify the games and gaming equipment as being owned and operated by the Kansas Lottery on behalf of the State of Kansas.

The Kansas Lottery is authorized to employ any of Manager’s trademarks, trade names, and service marks in any advertising, marketing or promotion for the Lottery Gaming Facility or the Lottery Facility Games placed therein, subject to the Manager’s right to approve such advertising, marketing or promotion. The Kansas Lottery acknowledges it has no other right regarding the Manager’s trademarks, service marks, and trade names. The Kansas Lottery will not be required to pay any royalty or other fee for this usage.

To the extent the Kansas Lottery obtains or has access to any Proprietary Information or Trade Secrets as defined in K.S.A. 60-3320(4)(i)(ii) (“Information”) of Manager or its affiliates, the Kansas Lottery agrees: (a) to maintain the confidentiality of such Information; (b) not to use such Information for any purpose other than as permitted under this Agreement; and (c) upon the termination of this Agreement, upon written request from Manager, to return same to Manager (including all copies thereof), including, but not limited to, documents, notes, memoranda, lists, computer programs and any summaries of such information in the Kansas Lottery’s possession or control, but excluding any Information which the Kansas Lottery may retain pursuant to the express terms of this Agreement and that immediately upon termination of this Agreement the Kansas Lottery shall cease using all Information.

Subject to the requirements of the Kansas Expanded Lottery Act and with Executive Director approval, Manager may purchase, lease, license, or otherwise obtain and have installed and maintained, either through Manager and its affiliates or Manager’s designated suppliers, any computer and other systems that Manager determines to be necessary for management of the Lottery Gaming Facility in accordance with the approved Budget and Business Plans, provided that such systems may not adversely affect the Kansas Lottery’s central computer system or affect a Lottery Facility Game’s elements of chance, consideration or prize.

Personnel. Manager will provide, supervise, direct the work of, discharge, and determine the compensation and other benefits of all personnel necessary to provide for the play of Lottery Facility Games at the Lottery Gaming Facility, except as otherwise noted in this Agreement, based upon a staffing plan approved by the Executive Director. Such personnel will not be considered employees of the Kansas Lottery or any other agency or department of the State of Kansas. Manager may determine the compensation to be paid to all of its personnel working at the Lottery Gaming Facility. Manager must ensure its personnel meet all applicable regulatory requirements imposed by the Commission or the Kansas Racing and Gaming Commission. Manager will not discriminate against any employee or applicant for employment because of race, creed, color, sex, age, or national origin nor violate any applicable law, regulation or local ordinance governing employer obligations.

Personnel Training. Manager will provide and direct employee recruitment, instructional programs, incentives, and on-the-job training necessary to ensure a first class facility for the playing of Lottery Facility Games by the public. Such trainings and other programs for personnel are subject to the Executive Director’s approval, but may be conducted on or off site, on the job, or by instructors at or from educational training facilities.

Key Employees. Manager agrees the personnel, or positions, as well as any independent contractors designated in Exhibit D, which shall be updated to the Commencement Date of this Agreement and attached, are considered Key Employees, whose employment and retention are subject to the Executive Director’s approval within his sole discretion; provided, however, that nothing in this paragraph will restrict the right of either the Kansas Lottery or the Kansas Racing and Gaming Commission to take action regarding the license held by any of Manager’s employees in accordance with applicable statutes or rules and regulations promulgated pursuant to law. The Executive Director may amend Key Employees list at any time for any reason. Any notice of disapproval of a Key Employee or the amendment of the Key Employee list shall be in writing. Any Key Employee disapproved or deleted from the Key Employee list shall have a right to file a written request for reconsideration to the Executive Director, within thirty (30) days.

Books and Records; Financial Statements. Manager must maintain an accurate accounting system in connection with its management of the Lottery Gaming Facility. The books and records will be kept in accordance with generally accepted accounting principles maintained in accordance with current industry standards for similar gaming businesses. The books and records shall be maintained at all times either at the Lottery Gaming Facility and at such other locations as may be specified by regulation. The Executive Director, or his designees, shall have the right and privilege of examining these books and records at any time. In addition, the Executive Director may at any time obtain and pay for an audit performed by an independent certified public accountant. If this audit reveals a discrepancy greater than $10,000 in Lottery Gaming Facility Revenues or a discrepancy greater than $100,000 on any other line item previously reported to the Executive Director from the books and records provided by Manager, the audit’s cost will be reimbursed by Manager as a set off from the compensation to be paid Manager pursuant to Paragraph 25 above. On or before the 20th day following the close of each month, Manager must furnish the Executive Director with a reasonably detailed operating statement for the Lottery Gaming Facility for that period, including year-to-date results.

Records Retention and Access. Manager must maintain all books and records regarding the Lottery Gaming Facility for a minimum period of five (5) years, or such other longer period as may be imposed by regulation. Manager must permit access to such books and records as is legally required by law, regulation, or this Agreement, including giving access to the Post Auditor for the Kansas Legislature, the Executive Director or his designee, authorized representatives for the Kansas Racing and Gaming Commission, or any authorized representative of the United States government.

Budget and Business Plans for Each Fiscal Year. No later than forty-five (45) days prior to the commencement of each Fiscal Year, Manager must submit to the Executive Director a budget (the “Budget”) and a proposed Business Plan for the Lottery Gaming Facility for such Fiscal Year, containing reasonably detailed revenue and expense projections and providing projections for all expenditures that Manager anticipates to be made, as well as all capital expenditures and expenditures for replacements. The Budget will accompany and be compatible with Manager’s proposed Business Plan for the upcoming Fiscal Year. The Budget is intended as, and will represent only, an estimate of the projected revenues and expenditures for the Fiscal Year based upon assumptions believed by Manager to be reasonable at the time of preparation. The Budget and proposed Business Plan for each upcoming Fiscal Year will be subject to the Executive Director’s approval. Thereafter, Manager will use reasonable efforts to achieve the budgetary goals reflected in the Budget, but the parties both recognize the Budget cannot be relied upon as an assurance of actual results for such Fiscal Year. Manager must promptly notify the Executive Director of any need to depart in any material way from the Budget if, in Manager’s judgment, adherence to the Budget is impractical or if such departure is necessary or desirable for the Lottery Gaming Facility’s efficient or profitable operation. Any such deviations from the Budget are subject to the Executive Director’s approval. Until such time as a Budget or Business Plan is approved for any fiscal year, Manager may operate in substantial accordance with the previous fiscal year’s Budget or Business Plan as approved by the Executive Director. Notwithstanding the foregoing, if the Executive Director objects to any portion of a proposed Budget, Executive Director shall advise Manager of such objection (and deliver to Manager a reasonably detailed description of such objections, the “Disapproved Items”) and Manager and the Executive Director shall in good faith discuss and resolve the objection. If the Executive Director objects, the Manager shall promptly revise the Budget to address the Disapproved Items and shall resubmit the same to Executive Director until Executive Director approves such Disapproved Items. In addition, if any Disapproved Item is required to be paid pursuant to applicable federal, state or local law, rule, regulation, order or statute or by any governmental authority with jurisdiction with respect thereto, the cost and expense of which were approved pursuant to previous Budgets, then Manager shall be permitted to pay the same. Until such time Executive Director approves such Disapproved items, the most recently approved Budget shall apply other than with respect to the Disapproved Items with respect to which the previously approved Budget shall apply.

Bank Accounts. Manager will establish a special bank account in its name at a Kansas bank approved by the Executive Director with Manager being the only party authorized to draw from this account except upon a default under this Agreement by Manager or any termination of this Agreement at which time the Executive Director will have that authority. This bank account will be used by Manager for all payments. The Executive Director will cause Manager’s portion of the Lottery Gaming Facility Revenues to be deposited into this account monthly, unless another time period is authorized by law and agreed to by the Executive Director. With the Executive Director’s approval, Manager may establish at the same bank multiple accounts to segregate a portion of the amount due to the Manager under paragraph 26 herein, for the payment of certain expenses, such as payroll, debt service, equipment lease payments, taxes, marketing and promotional items and other expenses.

Events of Default. Each of the following will constitute an event of default by Manager:

a)	Manager’s failure to pay any amount owed the Kansas Lottery in the manner provided for in this Agreement if the Kansas Lottery decides in its sole discretion to give notice of such default to Manager;

b)	The filing of a voluntary assignment in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by Manager;

c)	The consent to an involuntary petition in bankruptcy by Manager;

d)

Entry of an order, judgment or decree by any court of competent jurisdiction, on application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of Manager’s assets, if such order, judgment or decree continues unstayed and in effect for a period of 120 consecutive days; or

e)

Manager’s failure to perform, keep or fulfill any other covenant, undertakings, obligations or conditions set out in this Agreement for a period of thirty (30) days after written notice of said failure from the Executive Director (unless a shorter period of time is specified in this Agreement); provided, however, that if the default is not susceptible of being cured within this thirty (30) day period and the defaulting party with due diligence takes and continues action to cure, then no event of default will be deemed to have occurred until the failure to take or to continue to take such action.

f)

Withdrawal of any approval granted, loss or suspension of any license issued to Manager by the Kansas Racing and Gaming Commission or any other regulatory entity with jurisdiction over Manager’s activities unless such withdrawal, suspension or loss is being contested by Manager in the appropriate forum with jurisdiction over the agency action at issue; or

g)	Manager’s financial condition being such that the sum of Manager’s debts exceeds the fair market value of Manager’s assets.

Remedies on Default. If an event of default occurs as provided above, Executive Director may, without prejudice to any other legal or equitable remedy which he may have, give Manager notice of the Kansas Lottery’s intention to terminate this Agreement after the expiration forty-five (45) days from the date of such notice and upon the expiration of such period, unless another cure period is expressly provided for, this Agreement will be deemed terminated; provided, however, that nothing in this paragraph, or in this Agreement, will be construed to restrict the Executive Director’s authority to: (a) immediately cease operation of any or all Lottery Facility Games at the Lottery Gaming Facility for any reason; or (b) physically secure or take possession of any or all Lottery Facility Games and any related equipment necessary to play such games. Manager acknowledges and agrees that once this Agreement is terminated, the Kansas Lottery thereafter will be free to enter into a management contract with a new manager for another Lottery Gaming Facility in the Southwest zone without penalty to the Kansas Lottery or further recourse by Manager. During the forty-five (45) day period between Manager’s receipt of notice of termination from the Executive Director and such termination becoming effective, the Executive Director shall cooperate in good faith with Manager in any effort undertaken by Manager to locate a third party to acquire the Lottery Gaming Enterprise and assume the obligations of Manager hereunder; provided, however, the Manager expressly acknowledges and agrees that any third party must comply with all statutory and licensure requirements and be able to perform all such obligations under this Agreement. Manager further acknowledges that its failure to make any daily electronic payment of Lottery Gaming Facility Revenues as required by Paragraph 23 will authorize the Executive Director in his sole discretion to immediately terminate this Agreement.

Remedies Cumulative. No remedy conferred upon or reserved to the Kansas Lottery in this Agreement is intended to be exclusive of any other available remedy, but each and every such remedy will be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default will impair any such right or power or will be construed to be a waiver, but any such right and power may be exercised from time to time and as often as may be deemed expedient in favor of the Kansas Lottery.

Surrender Upon Termination. At the Executive Director’s request, Manager agrees that at the expiration or earlier termination of this Agreement, Manager will deliver to the Executive Director, or his designee, all books, records, accounting documents, computerized files, contracts, leases, licenses, permits or other governmental authorizations, files, supplies, keys, locks safe combinations, insurance policies not maintained as part of Manager’s blanket policies, warranty contracts and cards, operating instructions and other information, warranties and guaranties concerning all equipment relating to the Lottery Facility Games, as well as any maintenance or preventive maintenance programs, schedules and logs, records, inventories of personal property and equipment purchased on behalf of the Kansas Lottery or the State of Kansas, and all other information regarding the Lottery Facility Games, and all accounts and sums held or maintained by Manager on behalf of the Kansas Lottery. Notwithstanding the foregoing, Manager shall be entitled to retain copies of all documents, records, books, files and other materials delivered to the Executive Director. Manager will have a reasonable period of time, not to exceed forty-five (45) days from the termination date, to complete all accounting functions with respect to the Lottery Gaming Facility. Manager must cooperate with the Executive Director in changing any bank accounts maintained for the Kansas Lottery’s benefit. Manager must take all actions reasonably necessary to facilitate the orderly transition or termination of the management of the Lottery Gaming Facility and must perform all reporting and accounting functions required by this Agreement for the period from the date of the last report or accounting to the termination date. If, at the termination of this Agreement, there are any Lottery Facility Games that were purchased by Manager on behalf of the Kansas Lottery with ownership transferred to the Kansas Lottery, then the Executive Director will transfer ownership of such games to Manager or Manager’s designee, if such transfer is lawful; but if such transfer is not lawful, then the Executive Director will refund to Manager the residual value received by the Executive Director in a sale of such game to an eligible buyer.

Agreement to Pay Attorneys’ Fees and Expenses. If Manager defaults under any provision of this Agreement and the Kansas Lottery should employ attorneys or incur other expenses for the collection of amounts payable or to enforce performance or observance of Manager’s obligations under this Agreement, Manager must pay, on demand, the reasonable fees of such attorneys and such other expenses incurred by the Kansas Lottery, if the Kansas Lottery is the prevailing party.

Manager’s Indemnification Responsibilities. In addition to any other indemnification obligations provided in this Agreement or by law, Manager agrees as follows:

a)

To hold and save harmless the State of Kansas, Commission, Commission members, the Executive Director, the Kansas Lottery, Kansas Lottery staff, Kansas Racing and Gaming Commission, Kansas Racing and Gaming Commission members, the Kansas Racing and Gaming Commission’s executive director, and Kansas Racing and Gaming Commission staff (each an “Indemnified Party”) from liability for injury to persons or damages to property by reason of Manager’s activities in carrying out the provisions of, or any way connected with, this Agreement..

b)

To hold and save harmless any Indemnified Party upon demand for any money or other property which they are required to pay out for any reasons whatsoever, whether the payment is for a budgeted expense or any other charges or debts incurred or assumed by Manager, or any other party, or judgments, settlement or expenses in defense of any claim, civil action, proceeding, charge, or prosecution made, instituted or maintained against Manager or an Indemnified Party jointly or severally, affecting or because of the condition or use of the Lottery Gaming Facility, or acts or failure to act by Manager or Manager’s agents, or arising out of or based upon any law, regulation, requirement, contract or award related to the hours of employment, working conditions, wages and/or compensation of employees or former employees at the Lottery Gaming Facility, or any other cause in connection with the Lottery Gaming Facility’s management or Manager’s activities related to any Ancillary Lottery Gaming Facility Operations. This entire Paragraph 54 does not include any action against the Kansas Lottery or its staff regarding the constitutionality of the Kansas Expanded Lottery Act or misconduct by an Indemnified Party that is found to be negligent or criminal.

c)

To hold and save harmless any Indemnified Party from liability for any claim arising as a result of the selection of Manager under the Kansas Expanded Lottery Act to manage the Southwest Lottery Gaming Facility.

d)	To hold and save harmless any Indemnified Party from liability for any violation or breach of this Agreement by Manager, its employees, or agents.

e)

To hold and save harmless any Indemnified Party from liability for any claims alleging negligent acts or omissions by Manager, its officers, employees, agents, board members, contractors, subcontractors or agents in the performance of this Agreement.

f)

To hold and save harmless any Indemnified Party from liability for any claims alleging violations of any intellectual property right for any intellectual property supplied by Manager under this Agreement, including but not limited to, infringement of patents, trademarks, trade dress, trade secrets, or copyrights arising from Manager’s performance under this Agreement.

Manager’s duties under this paragraph will survive the termination or expiration of this Agreement. To the extent Manager is responsible to defend any Indemnified Party as required under this Agreement, Manager agrees to defend (with counsel approved by the Executive Director), at Manager’s sole expense, any Indemnified Party, and to pay on demand all costs and expenses related to such defense regarding any indemnification right provided for in this paragraph. The Kansas Lottery shall cooperate in any such defense and will promptly provide notice to Manager of any potential liability arising under this Paragraph 54. Manager’s obligations under this paragraph may be satisfied in whole, or in part, by insurance purchased at Manager’s expense, provided that Manager will be responsible for any indemnified liabilities in excess of insurance limits. Notwithstanding any provisions to the contrary in this Agreement, Manager shall in no event be liable under any indemnification obligation provided in this Agreement to the extent such liability arises out of or is related to the negligent, willful, malicious or criminal conduct of any Indemnified Party or resulting from actions taken by Manager at the specific direction of the Executive Director, or any other Indemnified Party that is specifically authorized under the Kansas Expanded lottery Act or regulation promulgated thereunder to direct the actions of Manager. The provisions of this paragraph in no way eliminate or cancel the insurance protection and rights granted to the Kansas Lottery, the Commission, the State of Kansas and their agents and employees.

Compliance with Orders, Ordinances, Etc. Throughout this Agreement’s term, Manager will promptly comply in all material respects with all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Lottery Gaming Facility or any part thereof, or to any use, manner of use or condition of the Lottery Gaming Facility or any part thereof. Notwithstanding these requirements, Manager may in good faith contest the validity of the applicability of any requirement of the nature referred to in this paragraph. In such event, Manager may fail to comply with the requirement or requirements so contested during the period of such contest and any appeal therefrom, so long as such non-compliance is permitted by law. Manager will give notice to the Executive Director of any such non-compliance.

Discharge of Liens and Encumbrances. Manager shall not permit or create or suffer to be permitted or created any lien upon the Lottery Gaming Facility Revenues or the Lottery Gaming Facility, or any part thereof, by reason of any labor, services or materials rendered or supplied or claimed to be rendered or supplied with respect to the Lottery Gaming Facility or any part thereof, except any liens expressly approved by the Executive Director. Notwithstanding these requirements, Manager may in good faith contest any such lien. In such event, Manager, upon prior written notice to the Executive Director, may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal, unless the Executive Director requires Manager to promptly secure payment of all such unpaid items by filing the requisite bond, in form and substance satisfactory to the Executive Director, thereby causing a lien to be removed. Manager agrees this Agreement is not to be considered property, and will not permit this Agreement to be attached, garnished, or executed upon by any creditor for any reason but such attachment, garnishment or execution shall not be grounds for default if Manager promptly contests and obtains vacation of such writs or secures a bond that causes the lien thereof to be removed. This Agreement is not transferable in bankruptcy without the Executive Director’s approval. If Manager is insolvent or bankrupt, the Manager’s trustee, with approval of the Executive Director, may continue to operate the Lottery Gaming Facility pursuant to this Agreement under order of the appropriate court for no longer than one year after the bankruptcy or insolvency of Manager.

Assignment. This Agreement may not be assigned in whole or in part without the Executive Director’s express written consent, which may be granted or withheld in his sole and absolute discretion. This Agreement may be assigned in whole or in part to any Lender as provided in Paragraph 78 subject to Lender’s compliance with all statutory requirements and regulatory procedure (including those related to suitability), and subject to Executive Director’s approval. The Executive Director acknowledges that a joint venture or other business combination or transfer of an equity interest involving Manager and suitable third party or parties is permissible, provided such party or parties receive all approvals required by applicable statute or regulation.

Notices. All notices and other communications provided for under this Agreement, or any applicable statute or regulation, must be in writing and sent via (a) U.S. Mail, certified mail, return receipt requested, (b) recognized national overnight courier (e.g. FedEx, UPS, DHL, etc.) or (c) fax, if followed by notice under (a) or (b) at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Executive Director:	Executive Director
Kansas Lottery
128 N. Kansas Avenue
Topeka, KS 66603-3638
Telephone: 785-296-5703
Facsimile: 785-296-5722

If to Manager:	BHCMC, LLC
Attn: CEO
19920 W. 161st Street
Olathe, KS 66062
Telephone: 913-780-9595
Facsimile: 913-780-5088

Butler National Service Corporation
Attn: CEO
19920 W. 161st Street
Olathe, KS 66062
Telephone: 913-780-9595
Facsimile: 913-780-5088

Notice will be deemed given three days after mailing, if by certified mail, return receipt requested, the next business day after delivery to an overnight delivery service for next business day delivery, or on the date sent by fax if confirmation of receipt is obtained and retained and provided that notice under (a) or (b) above is sent the same day.

Amendments. Except as otherwise provided in this paragraph, no amendment, waiver, or consent as to any provision in this Agreement will be effective unless it is in writing and agreed to by the Executive Director and Manager, and each such waiver or consent will be effective only in the specific instance and for the specific purpose for which given. In addition, and notwithstanding any other provision in this Agreement, Manager acknowledges and agrees the Executive Director may overrule any action by Manager affecting operations within the Lottery Gaming Facility without prior notice to Manager, and that the Kansas Lottery maintains at all times full control over all decisions concerning the Lottery Facility Games placed at the Lottery Gaming Facility. This Agreement will also be modified, in whole or in part, in order to comply with future statutory enactments or judicial interpretations of applicable law by a court of competent jurisdiction. This Agreement is subject to modification, in whole or in part, or cancellation, as deemed necessary by the Executive Director to comply with any future statutory enactments, subsequent regulatory changes, or judicial interpretations of applicable law by a court of competent jurisdiction occurring after this Agreement’s execution, without additional consideration being exchanged between the parties. The parties agree nothing in this paragraph will be read to limit the remedies provided to Manager in Paragraphs 31 or 65. In addition, the parties will consider in good faith any proposals made to amend this Agreement during its term, to the extent, if any, they are authorized or required by law.

Notwithstanding, any provision to the contrary, it is understood, acknowledged and agreed to by the parties hereto that amendments to the Kansas Expanded Lottery Act after the date of execution of this Agreement shall not impair either party’s legal entitlements or remedies that would have been available at law or equity before the date of any such amendment.

No Recourse; Special Obligation.

(a) The Kansas Lottery’s obligations and agreements contained herein and any other instrument or document executed in connection with this Agreement, and any other instrument or document supplemental thereto or hereto, are deemed the obligations and agreements of the Kansas Lottery, and not of any member, officer, contractor (other than Manager), or employee of the Commission or Kansas Lottery in his or her individual capacity, and such individuals will not be liable personally hereon or thereon or be subject to any personal liability based upon or in respect hereof or thereof or of any transaction contemplated hereby or thereby.

(b) The Manager’s obligations and agreements contained herein and any other instrument or document executed in connection with this Agreement and any other instrument or document supplemental thereto or hereto, are deemed the obligations and agreements of Manager, and not of any direct or indirect equity owner, member, partner, officer, director, contractor, or employee of Manager in his or its individual capacity, and such entities and individuals will not be liable personally hereon or thereon or be subject to any personal liability based upon or in respect hereof or thereof or of any transaction contemplated hereby or thereby, with the exception of agreements, documents or instruments that are signed by any person or entity in his or its individual capacity, such as an individual disclosure form.

Severability. If any provision in this Agreement is determined to be invalid or unenforceable by any court with competent jurisdiction, such holding will not invalidate or render unenforceable any other provision, and the parties may renegotiate this Agreement to conform to any such court holding.

Binding Effect. This Agreement will inure to the benefit of, and will be binding upon, the State of Kansas, the Kansas Lottery, Manager, and their respective successors and assigns.

Force Majeure. With respect to any obligation to be performed by a party during this Agreement’s term, no party will be liable for failure to perform when prevented by any force majeure cause beyond the reasonable control of such party such as an act of god, final resolution of any material litigation (including the litigation referred to in Paragraph 8 above) strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. The time within which such obligation must be performed will be extended for a period of time equivalent to the delay from such cause. But failure to perform by Manager’s subcontractors or agents will not be considered a force majeure unless such subcontractor or supplier is prevented from timely performance by a force majeure as described above. This paragraph will not apply to any financial difficulties of Manager, or any parent, subsidiary, affiliated or associated company of Manager, but will apply to orders of the Kansas Racing and Gaming Commission, or claims or court orders restricting Manager’s ability to perform so long as such orders, claims or court orders are not on account of any misconduct by Manager. The provisions of this Paragraph 63 notwithstanding, the parties agree the litigation component of the force majeure definition does not apply to Manager’s obligation to pay the expenses of the Kansas Lottery or the Kansas Racing and Gaming Commission as required herein except, as such litigation components restrict, prohibit or disallow Manager from making such payments (or any such litigation components restrict, prohibit or disallow Manager from making such payments (or any portion thereof), in which case Manager shall be permitted to comply with such litigation components and such compliance shall not be, nor shall it be deemed to be, an event of default hereunder.

Emergency Closings. If at any time during this Agreement’s term it becomes necessary in the Executive Director’s or Manager’s reasonable opinion to cease operations at the Lottery Gaming Facility in order to protect the facility or the health, safety and welfare of guests or employees for reasons of force majeure such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest, environmental risks or other casualty, then the Lottery Gaming Facility may be closed and cease operation of all or part of the facility. If this occurs based on Manager’s determination, Manager must immediately notify the Executive Director, who will then determine when the Lottery Gaming Facility is reopened without jeopardy to the facility, its guests or employees.

Manager’s Right to Cease Management Activities. Manager may cease management of the Lottery Gaming Facility and terminate this Agreement with no less than six months advance written notice if:

a)	K.S.A. 2007 Supp. 74-8734(h)(1) or other applicable statute or regulation is amended to reduce the term of this Agreement;

b)

Either K.S.A. 2007 Supp. 74-8734(h)(12) or (13) or other applicable statute or regulation are amended to increase the minimum percentages stated in K.S.A. 2007 Supp. 74-8734(h)(12) or (13) above the amounts provided for in this Agreement;

c)

K.S.A. 2007 Supp. 74-8734 (h)(16) or other applicable statute or regulation is amended to increase above the aggregate the minimum percentages stated in K.S.A. 2007 Supp. 74-8734(h)(16) above the amounts provided for in this Agreement;

d)

The Kansas Lottery fails to effect payment of Manager’s compensation as due under this Agreement and not otherwise in dispute, provided such failure of payment is not cured within ten (10) business days of notice by Manager to the Executive Director;

e)	K.S.A. 2007 Supp. 74-8739 is amended to no longer permit the sale or service of alcoholic beverages at the Lottery Gaming Facility or Ancillary Lottery Gaming Facility Operations;

f)

The Kansas Expanded Lottery Act is amended to preclude the Kansas Lottery from owning and operating table games at the Lottery Gaming Facility; or the Kansas Lottery, the Kansas Racing and Gaming Commission, or the State of Kansas otherwise (i) preclude the Kansas Lottery from owning and operating the Lottery Facility Games permitted as of the date of this Manager’s Application for Lottery Gaming Facility Manager, or (ii) reduces the number of Lottery Facility Games contemplated for all phases of the project as specified in Manager’s Application for Lottery Gaming Facility Manager;

g)	A court of competent jurisdiction, after all appropriate appeals are exhausted, invalidates paragraph 30 above or the corresponding provisions of the Kansas Expanded Lottery Act;

h)

The Lottery Gaming Facility operates at a financial loss to Manager at the net income level (as defined by GAAP and verified by an independent audit by an auditor approved by the Executive Director) during any rolling twelve (12) month period and Manager gives the Executive Director at least 180-days’ advance written notice of Manager’s intent to cease management activities within ninety (90) days after the end of said period;

i)

The Executive Director exercises his right under Paragraph 33 or the Kansas Expanded Lottery Act to physically secure, deactivate or cease operation of such a substantial number of Lottery Facility Games that the Lottery Gaming Facility is no longer commercially viable;

j)

If litigation or any other challenge to the constitutionality of the Kansas Expanded Lottery Act or the enforceability of this Agreement remains in question more than 180 days after the Effective Date.

k)

The Kansas Lottery or Kansas Racing and Gaming Commission prevents the Lottery Gaming Facility from operating 24 hours a day, 7 days a week, except as may be ordered by the Kansas Lottery or the Kansas Racing and Gaming Commission as a sanction within the legal exercise of their respective regulatory authority or by the Kansas Lottery under its contract or statutory authority; or

l)

In the event the central computer system is implemented in a manner materially adverse to the competitive position of the Lottery Gaming Facility in the market or the manager’s ability to maximize Lottery Gaming Facility Revenues.

The parties agree that in addition to, or in lieu of, Manager’s right to cease management activities under this paragraph, Manager will have available to it any legal or equitable remedy against the State of Kansas, including any impairment of the obligations of this contract prohibited by Article I, Section 10, Clause 1 of the Constitution of the United States of America, if any of the circumstances stated above in sub-paragraphs (a), (b), (c), (d), (e), (f), (j), (k) or (l) occur during the term of this Agreement. Nothing in this paragraph will be deemed a waiver of the immunities and protections reserved to the State of Kansas under the Eleventh Amendment to the Constitution of the United States.

Paragraph intentionally deleted.

Paragraph intentionally deleted.

Executive Director’s Approval and Authority. When it is provided in this Agreement that the Manager will submit a budget, plan or other issue for the Executive Director’s approval, the Executive Director will respond within a commercially reasonable time based on the issue under consideration, provided that any request from Manager in which the Executive Director fails to respond in a commercially reasonable time will be deemed denied. Additionally, the Executive Director will not exercise his authority provided to him in this Agreement in an unreasonable, arbitrary or capricious manner.

Central Computer System. Manager acknowledges and agrees that all Electronic Gaming Machines at the Lottery Gaming Facility will be directly linked to a central computer at a location determined by the Executive Director for purposes of security, monitoring, auditing, and providing other available program information to the Kansas Lottery. The Executive Director will have sole authority to determine the functions and operational capacities to be performed through this central computer system by Manager, as well as the services provided by the vendor engaged by the Executive Director to provide the central computer system. In addition to all other functions to be performed by the central computer system, the Executive Director expressly reserves the authority to determine if this central computer system will be used to validate or redeem tickets issued by an Electronic Gaming Machine commonly referred to as “Ticket-in Ticket Out.”

Counterparts. This Agreement may be executed in counterparts, each of which will be an original and all of which will constitute one and the same instrument.

Applicable Law. This Agreement will be governed, construed, and enforced in accordance with Kansas law for contracts to be wholly performed within the state.

Jurisdiction and Venue. Any action by or between the parties challenging the constitutionality of, or arising out of, any provision of the Kansas Expanded Lottery Act, this Agreement, or any rule or regulation promulgated pursuant to the Kansas Expanded Lottery Act must be brought in the district court of Shawnee County, Kansas, unless a dispute is first subject to proceedings under the Kansas Administrative Procedure Act.

Headings Not Controlling; Construction; Survival. Each paragraph heading is prepared for convenience only and is not to control, affect the meaning, or be taken as an interpretation for any provision in this Agreement. Use of the word “including” in this Agreement does not mean including in a restrictive sense, but rather means in the sense of providing a non-exclusive illustration, as if the words “including without limitation” were included in the text. Paragraphs 30, 31, 48, 52, 54, 58, 65, 71, 72 and 73 shall survive the termination of this Agreement.

No Joint Venture Created. Manager and the Kansas Lottery agree and acknowledge that by entering into this Agreement they are not entering into a joint venture.

Covenant for Continued Disclosure. Within 30 days after the close of the Fiscal Year, Manager must update all exhibits to this Agreement. Upon the Executive Director’s written request, Manager will provide such other information regarding the financial or legal undertakings of Manager, the Lottery Gaming Facility, or the Ancillary Lottery Gaming Facility Operations.

No Endorsement Made. By executing this Agreement the Kansas Lottery, the Kansas Racing and Gaming Commission, and the State of Kansas have not considered or endorsed the marketability of Manager’s securities or marketability of any securities of Manager’s affiliates.

Contractual Attachment. It is further agreed that the provisions found in the Contractual Provisions Attachment (Form DA-146a), which has been revised by the parties and is attached as Exhibit F, are incorporated in this Agreement as though set out in full.

78.     Lender Protection.     The Kansas Lottery expressly recognizes the need for Manager to obtain favorable financing terms and the need for any third-party lender (“Lender”) associated with the gaming operations located on the Lottery Gaming Facility to protect its associated lending position. Therefore, in connection with any financing from a Lender during the term of this Agreement and any amendment or extension hereof, the following provisions apply to the fullest extent permissible under the Kansas Expanded Lottery Act and other applicable laws:

a)

The Kansas Lottery acknowledges that Manager may grant a security interest in, and/or grant a mortgage encumbering, the portion of the Lottery Gaming Enterprise owned by Manager, Lottery Facility Games, and any bank accounts of Manager referenced in this Paragraph 78 but excluding the electronic payment account referenced in Paragraph 23. The parties acknowledge the State of Kansas is the owner of the Lottery Facility Games.

b)

If any default occurs for which the Kansas Lottery intends to terminate this Agreement, the Kansas Lottery shall promptly give Lender a notice of such default. Any notice from the Kansas Lottery to Manager shall have no effect as and against Lender unless Lender receives a copy of same. Receipt of said notice by Lender may be proven by a United States Postal Service return receipt, electronic mail (“email”) or otherwise. Lender shall have thirty (30) days from the receipt of such notice in which to elect, in Lender’s discretion, whether to cure such default or breach and any such cure by Lender within such period shall be deemed a timely cure by Manager under the Agreement.

c)

Notwithstanding anything in the Agreement to the contrary, upon a default by Manager under the financing agreements, without Kansas Lottery’s or Executive Director’s consent, at any time, the Lender may initiate and complete any foreclosure, deed in lieu or similar proceeding to acquire the Lottery Gaming Enterprise owned by Manager, and exercise any other rights and remedies against Manager or its affiliates and that portion of the Lottery Gaming enterprise owned by Manager. Lender shall promptly give the Kansas Lottery prior written notice of its intent to take such action or exercise any of said rights and remedies. If any such actions by Lender cause Manager to be in default under this Contract, the Kansas Lottery and/or Executive Director may enforce all of their rights against Manager, including termination of this Agreement.

d)	Upon a bankruptcy of Manager or default under any loan obligation to Lender in which Lender obtains an order of the Court declaring an uncured default specifying Lender is entitled to remove Manager from possession and in which Lender notifies the Kansas Lottery of such event, or if the Kansas Lottery elects to terminate this Agreement for any reason, it shall notify Lender, and Lender may request, within (30) days of receiving such notice, that the Kansas Lottery promptly enter into a new management contract on substantially the same terms as this Agreement (New Management Contract) with a new Third Party Manager. Kansas Lottery need not consider such a request, however, unless a Lender has first; (i) cured all reasonably curable defaults to the extent required hereunder, and (ii) reimbursed Kansas Lottery’s costs and expenses, including reasonable attorneys’ fees and expenses and other costs associated with terminating this Agreement, recovering the Lottery Gaming Facility, and entering into a New Management Contract. It is understood that any Third Party Manager must be in compliance with any and all statutory requirements, approvals or consents, and any regulatory procedures, including those related to suitability. Notwithstanding, the selection and appointment of a new Manager is at the sole absolute discretion of the Kansas Lottery. The Kansas Lottery agrees to cooperate with a Lender in good faith to find a new acceptable Third Party Manager upon any such termination of this Agreement. In the event the casino ceases operation for any period to time, without cause, following a notice of default by either the Kansas Lottery or the Lender, the Kansas Lottery shall take reasonable steps to reopen and operate the casino until such time as a Third Party Manager can be selected by the Kansas Lottery. The Kansas Lottery together with the assistance of Lender will take whatever reasonable steps are necessary to assure there is no disruption in the operation of the Lottery Gaming Facility in the event of default, removal of the Manager and/or termination of the Agreement.

e)

The Kansas Lottery agrees to notify Lender of any material amendments made under Section 59 of the Agreement. No such amendment shall be effective as and against Lender without the prior written consent of Lender, and such consent shall not be unreasonably withheld.

f)

Manager and Lender agree to notify the Lottery of any Lender’s contact information and keep it current with the Lottery at all times. Manager’s and/or Lender’s failure to keep a Lender’s contact information current will nullify the Kansas Lottery’s duty of notice under (b), (d), (e) and(f) of this Section.

g)

The rights of Lender hereunder shall inure to the benefit of a Lender’s affiliate, assignee, designee, nominee, subsidiary, or other designated by Lender. To the extent of any of Lender’s rights under this Agreement apply after this Agreement terminates, they shall survive such termination.

h)

The Kansas Lottery and Manager agree that all compensation and other sums due to Manager from the Kansas Lottery under the Agreement shall be direct deposited by the Kansas Lottery into a deposit account designated by Lender and approved by the Kansas Lottery, and all such direct deposits shall continue until Lender expressly directs otherwise in writing. Such deposit account shall comply with the provisions of paragraph 48 herein, and to the extent there is any conflict between the provisions of said paragraph 48 and this paragraph 78, the provisions of paragraph 48 shall control.

i)

The Kansas Lottery agrees to provide any standard business consents, estoppels or similar instruments reasonably requested by Manager or Lender in connection with any such financing of the Lottery Gaming Enterprise or Lottery Facility Games.

79.     Contribution to Civic, Charitable or Educational Organizations. Manager shall make a minimum annual contribution of one-half percent (1/2%) of the Lottery Gaming Facility gross revenues, after deducting expenses paid to the KRGC and the Kansas Lottery to civic, charitable and/or educational organizations.

80.     No Third-Party Beneficiaries. In no event shall any person or entity that is not a party to this Agreement be an expressed, implied, or intended third party beneficiary of this Contract, except Ford County, City of Dodge City, the problem gaming and addictions grant fund as specifically provided in Paragraph 27.

81.      No Oral or Written Representations. No oral or written representations have been made other than, or in addition to, those stated in this Contract. Neither Party is relying on any oral or written statements made by the other Party or any other representative of the other Party in entering into this Agreement.”

82.     Incorporation of Documents. Incorporated in this Agreement is the Assumption and Adoption Agreement and the following Exhibits attached to and made a part of this Agreement: (A) (Environmental Compliance and Indemnification Agreement), (B) Endorsement from City Commission, (D) Key Employees, (F) DA-146a (revised by the parties), and (H) List of Expenditures.

IN WITNESS WHEREOF, the Executive Director, on behalf of the Kansas Lottery, and Manager have caused this Agreement to be executed in their respective names, all as of the date first above written.

THE KANSAS LOTTERY

By:

Stephen Durrell, Executive Director

MANAGER

BUTLER NATIONAL SERVICE CORPORATION

By:

Clark D. Stewart, President and Chief Executive Officer

BHCMC, LLC

By:

Clark D. Stewart, President and Chief Executive Officer